 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________________

FORM 8-K
________________________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 31, 2016 (August 30, 2016)

INTERACTIVE INTELLIGENCE GROUP, INC.
(Exact name of registrant as specified in its charter)

Indiana (State or other jurisdiction of incorporation)	000-54450 (Commission File Number)	45-1505676 (IRS Employer Identification No.)

7601 Interactive Way
Indianapolis, IN 46278
(Address of principal executive offices, including zip code)

(317) 872-3000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[X]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.
On August 30, 2016, Interactive Intelligence Group, Inc. (“Interactive Intelligence” or the “Company”) entered into an Agreement and Plan of Merger, dated as of August 30, 2016 (the “Merger Agreement”), by and among the Company, Genesys Telecommunications Laboratories, Inc., a California corporation (“Parent”), Giant Merger Sub Inc., an Indiana corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub”), and, solely for the purposes of Section 5.16 of the Merger Agreement, Greeneden Lux 3 S.àR.L., a societe a responsabilite limitee under the laws of Luxembourg (“Lux 3”), Greeneden U.S. Holdings I, LLC, a Delaware limited liability company (“Holdings I”), and Greeneden U.S. Holdings II, LLC, a Delaware limited liability company (“Holdings II”), pursuant to which, among other things, Merger Sub will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”).
At the effective time of the Merger, each share of the Company’s common stock issued and outstanding immediately prior to the effective time (other than shares of common stock owned directly by the Company, Parent or Merger Sub as of immediately prior to the effective time or owned directly by any subsidiary of the Company, any subsidiary of Parent (other than Merger Sub) or any subsidiary of Merger Sub as of immediately prior to the effective time) will be automatically cancelled and converted into the right to receive $60.50 in cash, without interest, less any applicable taxes required to be withheld.
In addition, each stock option that is outstanding immediately prior to the effective time and that is vested as of the date of the Merger Agreement or becomes vested prior to the effective time in accordance with its terms or the terms of the Merger Agreement shall as of the effective time, be converted into the right to receive an amount in cash equal to the product of (x) the excess, if any, of $60.50 over the exercise price per share of such vested stock option and (y) the total number of shares subject to such vested stock option. Each stock option that is outstanding immediately prior to the effective time and that is unvested immediately prior to the effective time (and does not become vested in accordance with the terms of the Merger Agreement) shall as of the effective time, automatically convert into an award to receive an amount in cash equal to the product of (x) the excess, if any, of $60.50 over the exercise price per share of such unvested stock option and (y) the total number of shares subject to such unvested stock option. Such converted award shall remain subject to the same vesting terms and conditions that applied to such award immediately prior to the effective time. If the applicable exercise price per share of any stock option equals or exceeds $60.50, such stock option shall be cancelled without payment of additional consideration, and all rights with respect to such stock option shall terminate as of the effective time.
Each restricted stock unit (“RSU”) that is outstanding immediately prior to the effective time that becomes vested at the effective time in accordance with its terms or the terms of the Merger Agreement shall as of the effective time, automatically convert into the right to receive an amount in cash equal to the product of (x) the total number of shares subject to such vested RSU and (y) $60.50. Each RSU that is outstanding immediately prior to the effective time and that is unvested immediately prior to the effective time (and does not become vested in accordance with the terms of the Merger Agreement), shall as of the effective time, automatically convert into an award to receive an amount in cash equal to the product of (x) the total number of shares subject to such unvested RSU and (y) $60.50. Such converted award shall remain subject to the same vesting terms and conditions that applied to such award immediately prior to the effective time.
The Merger Agreement has been approved by the Company’s Board of Directors. Consummation of the Merger is conditioned on, among other things, (i) the approval of the Merger by the affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock (the “Requisite Shareholder Approval”); (ii) the expiration or early termination of the waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the receipt of certain foreign antitrust approvals; (iii) if required, clearance by the Committee on Foreign Investment in the United States; and (iv) the absence of any law or order rendering illegal or otherwise prohibiting the consummation of the Merger. Moreover, each party’s obligation to consummate the Merger is subject to certain other conditions, including (a) the accuracy of the other party’s representations and warranties (subject to certain qualifications) and (b) the other party’s material performance of and compliance with its covenants contained in the Merger Agreement. In addition, Parent’s and Merger Sub’s obligations to consummate the Merger are subject to the absence of a Company Material Adverse Effect (as defined in the Merger Agreement). Consummation of the Merger is not subject to a financing condition, with committed debt financing to be provided to Parent, Lux 3, Holdings I and Holdings II by affiliates of Bank of America Merrill Lynch, Citigroup Global Markets Inc., Goldman Sachs and RBC Capital Markets.

The Company has made customary representations and warranties in the Merger Agreement and has agreed to customary covenants regarding the operation of the Company’s business and that of its subsidiaries prior to the closing, including to convene and hold a meeting of its shareholders to consider and vote upon the Merger and, subject to certain customary exceptions, to recommend that its shareholders approve and adopt the Merger Agreement. In addition, the Merger Agreement contains a customary “no shop” provision that, in general, restricts the Company’s ability to solicit alternative acquisition proposals from third parties and to provide non-public information to and engage in discussions or negotiations with third parties regarding alternative acquisition proposals. The “no shop” provision is subject to a customary “fiduciary out” provision that allows the Company, under certain circumstances and in compliance with certain obligations, to provide non-public information and engage in discussions and negotiations with respect to an unsolicited alternative acquisition proposal that would reasonably be expected to lead to a Superior Proposal (as defined in the Merger Agreement).
The Merger Agreement contains certain customary termination rights for the Company and Parent. The Merger Agreement may be terminated by either Parent or the Company if (i) the Merger is not consummated on or before January 31, 2017 or, if all conditions are satisfied as of such date other than with respect to the receipt of requisite antitrust and other specified regulatory clearances, May 30, 2017; (ii) the Merger becomes subject to a final, non-appealable injunction or order enjoining, or otherwise prohibiting the consummation of the Merger; or (iii) the Requisite Shareholder Approval is not obtained following a vote of shareholders taken thereon.
Upon termination of the Merger Agreement under specified circumstances, the Company will be required to pay Parent a termination fee of $43,000,000. The Merger Agreement also provides that Parent will be required to pay the Company a reverse termination fee of $86,000,000 under specified circumstances set forth in the Merger Agreement.
 The representations, warranties, and covenants of the Company contained in the Merger Agreement have been made solely for the benefit of Parent and Merger Sub. In addition, such representations, warranties and covenants (i) have been made only for purposes of the Merger Agreement; (ii) have been qualified by (a) matters specifically disclosed in the Company’s filings with the Securities and Exchange Commission (the “SEC”) prior to the date of the Merger Agreement and (b) confidential disclosures made to Parent and Merger Sub in the disclosure letter delivered in connection with the Merger Agreement; (iii) are subject to materiality qualifications contained in the Merger Agreement, which may differ from what may be viewed as material by investors; (iv) were made only as of the date of the Merger Agreement or, in the event the closing occurs, as of the date of the closing, or such other date as is specified in the Merger Agreement; and (v) have been included in the Merger Agreement for the purpose of allocating risk between the contracting parties rather than establishing matters as fact. Accordingly, the Merger Agreement is included with this filing only to provide investors with information regarding the terms of the Merger Agreement, and not to provide investors with any other factual information regarding the Company or its business.
Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company that is or will be contained in, or incorporated by reference into, the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other documents that the Company files with the SEC.
The foregoing summary of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement filed as Exhibit 2.1 hereto and incorporated herein by reference.
In connection with the execution of the Merger Agreement, Dr. Donald E. Brown, the Chairman, President and Chief Executive Officer and a significant shareholder of the Company, executed an agreement with Parent in which Dr. Brown agreed to vote his shares of Company common stock in favor of the Merger Agreement and the proposed Merger and against any other proposal or offer to acquire the Company (the “Voting Agreement”). The shares subject to the Voting Agreement represent in the aggregate approximately 17% of the votes entitled to be cast on the Merger Agreement and the Merger by the holders of outstanding Company common stock. If the Merger Agreement is terminated for any reason, the Voting Agreement will also terminate. The foregoing description of the Voting Agreement is not complete and is qualified in its entirety by reference to the full text of the Voting Agreement, which is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
In connection with the approval of the Merger Agreement, the Board of Directors suspended the Company’s Employee Stock Purchase Plan (the “ESPP”) and in connection with such suspension amended Section 17 of the ESPP to permit existing payroll deduction authorizations in effect at the time of such suspension to continue in effect through the end of the current purchase period.

Item 5.03    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
In connection with the approval of the Merger Agreement, on August 30, 2016 the Board of Directors approved the amendment and restatement of Section 9.4 of the Company’s Bylaws for the purpose of opting out of the provisions of the Indiana Control Share Acquisition, as follows:
“SECTION 9.4.  CONTROL SHARE ACQUISITION STATUTE.  Effective at 12:01 a.m. on August 30, 2016, the provisions of IC 23-1-42 shall not apply to the acquisition of shares of the Corporation.”
On the same date, the Board of Directors approved an additional amendment to the Company’s Bylaws to add a new Section 9.8, Forum for Adjudication of Disputes, which provides that, unless the Company consents in writing to the selection of an alternative forum, Indiana state and federal courts will be the sole and exclusive forum for certain specified corporate law based lawsuits involving the Company.
The foregoing summary of the amendments to the Company’s Bylaws is qualified in its entirety by reference to the full text of the Company’s Bylaws, as amended, filed as Exhibit 3.1 hereto and incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit	Description
2.1*
Agreement and Plan of Merger, dated as of August 30, 2016, by and among Interactive Intelligence Group, Inc., Genesys Telecommunications Laboratories, Inc., Giant Merger Sub Inc., and, solely for the purpose of Section 5.16 of the Merger Agreement, Greeneden Lux 3 S.àR.L., Greeneden U.S. Holdings I, LLC, and Greeneden U.S. Holdings II, LLC

3.1	Amended Bylaws of Interactive Intelligence Group, Inc., as amended through August 30, 2016
99.1	Voting Agreement, dated as of August 30, 2016, by and between Genesys Telecommunications Laboratories, Inc. and Donald E. Brown, M.D.
* Pursuant to Item 601(b)(2) of Regulation S-K, the schedules to the Merger Agreement (identified therein) have been omitted from this Report and will be furnished supplementally to the SEC upon request.

Important Additional Information
In connection with the proposed merger, Interactive Intelligence intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a preliminary proxy statement on Schedule 14A. Following the filing of the definitive proxy statement with the SEC, Interactive Intelligence will mail proxy materials to each shareholder entitled to vote at the special meeting relating to the proposed merger. Shareholders are urged to carefully read the proxy statement and any other proxy materials in their entirety (including any amendments or supplements thereto) and any other relevant documents that Interactive Intelligence will file with the SEC when they become available because they will contain important information. The proxy statement and other relevant materials (when available), and any and all documents filed by Interactive Intelligence with the SEC, may also be obtained for free at the SEC’s website at www.sec.gov. In addition, shareholders may obtain free copies of the documents filed with the SEC by Interactive Intelligence via the Investor Relations section of its website at http://investors.inin.com, or copies may be obtained, without charge, by directing a request to Chief Financial Officer, Interactive Intelligence Group, Inc., 7601 Interactive Way, Indianapolis, Indiana 46278 or by calling (317) 715-8265.

Participants in the Solicitation
 This document does not constitute a solicitation of proxy, an offer to purchase or a solicitation of an offer to sell any securities. Interactive Intelligence, its directors, executive officers and certain employees may be deemed to be participants in the solicitation of proxies from the shareholders of Interactive Intelligence in connection with the proposed merger. Information about the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Interactive Intelligence’s shareholders in connection with the proposed merger, and any interest they have in the proposed merger, will be set forth in the definitive proxy statement when it is filed with the SEC. Information regarding Interactive Intelligence’s directors and officers is set forth in Interactive Intelligence’s proxy statement for its 2016 Annual Meeting of Shareholders, which was filed with the SEC on April 8, 2016, and its Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which was filed with the SEC on February 29, 2016. These documents may be obtained for free at the SEC’s website at www.sec.gov, and via Interactive Intelligence’s Investor Relations section of its website at http://investors.inin.com.
Cautionary Note Regarding Forward-Looking Statements
This document may include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements relating to the completion of the merger. Forward-looking statements can usually be identified by the use of terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “evolve,” “expect,” “forecast,” “intend,” “looking ahead,” “may,” “opinion,” “plan,” “possible,” “potential,” “project,” “should,” “will” and similar words or expression. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including: (1) Interactive Intelligence may be unable to obtain shareholder approval as required for the merger; (2) conditions to the closing of the merger, including the obtaining of required regulatory approvals, may not be satisfied; (3) the merger may involve unexpected costs, liabilities or delays; (4) the business or stock price of Interactive Intelligence may suffer as a result of uncertainty surrounding the merger; (5) the outcome of any legal proceedings related to the merger; (6) Interactive Intelligence may be adversely affected by other economic, business, and/or competitive factors; (7) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (8) the ability to recognize benefits of the merger; (9) risks that the merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; (10) other risks to consummation of the merger, including the risk that the merger will not be consummated within the expected time period or at all; (11) the risks described from time to time in Interactive Intelligence’s reports filed with the SEC under the heading “Risk Factors,” including the Annual Report on Form 10-K for the fiscal year ended December 31, 2015, subsequent Quarterly Reports on Form 10-Q and in other of Interactive Intelligence’s filings with the SEC; and (12) general industry and economic conditions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which such statements were made. Except as required by applicable law, Interactive Intelligence undertakes no obligation to update forward-looking statements to reflect events or circumstances arising after such date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Interactive Intelligence Group, Inc. (Registrant)

Date: August 31, 2016	By:	/s/ Ashley A. Vukovits
Ashley A. Vukovits Chief Financial Officer, Senior Vice President of Administration, Secretary and Treasurer

EXHIBIT INDEX

Exhibit	Description
2.1*
Agreement and Plan of Merger, dated as of August 30, 2016, by and among Interactive Intelligence Group, Inc., Genesys Telecommunications Laboratories, Inc., Giant Merger Sub Inc., and, solely for the purpose of Section 5.16 of the Merger Agreement, Greeneden Lux 3 S.àR.L., Greeneden U.S. Holdings I, LLC, and Greeneden U.S. Holdings II, LLC

3.1	Amended Bylaws of Interactive Intelligence Group, Inc., as amended through August 30, 2016
99.1	Voting Agreement, dated as of August 30, 2016, by and between Genesys Telecommunications Laboratories, Inc. and Donald E. Brown, M.D.
* Pursuant to Item 601(b)(2) of Regulation S-K, the schedules to the Merger Agreement (identified therein) have been omitted from this Report and will be furnished supplementally to the SEC upon request.